   EXHIBIT 99.1

Smith-Midland Reports First Quarter 2023 Financial Results

Revenue Increased 23% to $12.8 Million; Backlog of $51.4 Million

MIDLAND, VA – May 15, 2023 – Smith-Midland Corporation (NASDAQ: SMID) a provider of innovative, high-quality proprietary and patented precast concrete products and systems announces their first quarter results for the period ended March 31, 2023.

First Quarter 2023 Highlights Compared to First Quarter 2022

•	Revenue increased 23 percent to $12.8 million from $10.4 million
•	Product sales increased 41 percent to $8.2 million from $5.9 million
•	Service revenue unchanged at $4.6 million
•	Operating income of $54,000, a $227,000 improvement
•	Net income of $80,000, or $0.02 per diluted share
•	Awarded contracts for $6 million to manufacture and install Architectural panels and columns
•	Awarded $5 Million in SoftSound® Noise Wall contracts for Northern Virginia Extension project

“Our first quarter 2023 results experienced continued momentum from 2022.  Revenue increased 23 percent from the prior-year quarter, thanks to increased product sales, particularly for our SlenderWall product and retaining walls for multiple projects as well as barrier sales related to major projects in the Carolinas,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “We also secured multiple contract awards to begin the year, including a $5 million award for SoftSound noise walls in Virginia and $6 million of our architectural walls and columns in Virginia and New Jersey. Overall, we remain well-positioned to capitalize on the multiple tailwinds present across the entire infrastructure sector, positioning us to deliver strong growth and create long-term shareholder value,” concluded Smith.

First Quarter 2023 Results

The Company reported 2023 first quarter revenues of $12.8 million compared to revenues of $10.4 million in the first quarter of 2022. Product sales for the quarter were $8.2 million, a 41 percent increase from the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was unchanged compared to the first quarter of 2022 at $4.6 million.

Gross profit increased to $2.2 million compared to $1.6 million in the prior year quarter due to the higher revenue base. Gross margin for the quarter improved by 110 basis points from the previous year’s quarter to 16.9%, due primarily to higher production volume and improved fixed cost absorption.

Operating income for the quarter was $54,000 compared to an operating loss of $173,000 in the prior-year quarter. Net income for the first quarter was $80,000, or $0.02 per diluted share, compared to a net loss of $119,000, or $0.02 loss per share in the first quarter of 2022.

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Product Sales

Total product sales for the first quarter of 2023 were $8.2 million compared to $5.9 in the prior-year quarter. Soundwall sales were $1.0 million compared to $1.4 million in the first quarter of 2022. The decrease is associated with the timing of completed projects. SlenderWall sales were $1.3 million, a 34 percent increase compared to the first quarter of 2022, as a large project was in production in the first three months of 2023.  Miscellaneous wall sales increased to $1.2 million from $351,000 in the prior-year quarter due to the increased amount of retaining wall projects in production. Barrier sales tripled from $914,000 to $2.8 million in the first quarter of 2023, due primarily to large barrier projects in North Carolina and South Carolina. Easi-Set and Easi-Span Building Sales increased 64 percent from the prior-year quarter to $1 million.

Service Revenue

Service revenue, which is comprised of royalty income, barrier rental revenue, and shipping and installation, totaled $4.6 million, unchanged from the first quarter of 2022. Shipping and installation revenue increased 15 percent from the previous year quarter to $3.1 million. The increase is mainly attributable to the increase in shipping and installation of SlenderWall and architectural panels that were produced in the second half of 2022. Royalty income decreased slightly to $411,000 from $427,000 in the first quarter of 2022, due to weather related delays in projects experienced by licensees. Barrier rental revenue for the first quarter of 2023 was $1.1 million compared to $1.5 million in the prior-year quarter due to a slight slowdown in large barrier rental projects in the current period.

Balance Sheet and Liquidity

As of March 31, 2023, cash totaled $3.9 million compared to cash totaling $6.7 million for the year ended December 31, 2022. Account receivables totaled $17.9 million; and debt totaled $6.2 million as of March 31, 2023. Capital spending totaled $1.2 million for the first quarter of 2023.

Macro Environment and Outlook

With the significant backlog and continued strength in bidding activity, Smith-Midland anticipates increased sales volumes for the remainder of 2023 and continuing into 2024. The immediate outlook of continued infrastructure initiatives across the United States are anticipated to yield positive momentum across our portfolio of patented, proprietary, and custom products. While we see a continually dynamic macro environment, including increases in labor and material costs, we are working hard to mitigate these effects, to attract and retain quality labor, and to manage input costs. Backlog was approximately $51.4 million as of May 2023. The majority of the backlog is anticipated to be fulfilled within 12 months, however, some projects will have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities located in Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

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Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, inflationary factors including potential recession, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Stephanie Poe, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

ASSETS	March 31, 2023 (Unaudited)	December 31, 2022
Current assets
Cash	$3,936	$6,726
Accounts receivable, net
Trade - billed (less allowances of approximately $937 and $781, respectively), including contract retentions	17,867	16,223
Trade - unbilled	2,534	990
Inventories, net
Raw materials	2,705	1,776
Finished goods	2,286	2,042
Prepaid expenses	776	706
Refundable income taxes	476	477

Total current assets	30,580	28,940

Property and equipment, net	25,676	25,124

Other assets	243	249

Total assets	$56,499	$54,313

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY	March 31, 2023 (Unaudited)	December 31, 2022
Current liabilities
Accounts payable - trade	$6,440	$5,816
Accrued expenses and other liabilities	745	799
Deferred revenue	2,001	2,243
Accrued compensation	640	788
Accrued income taxes	168	146
Operating lease liabilities	64	77
Current maturities of notes payable	636	618
Customer deposits	2,494	737

Total current liabilities	13,188	11,224

Deferred revenue	2,475	2,174
Operating lease liabilities	34	45
Notes payable - less current maturities	5,558	5,730
Deferred tax liability	2,087	2,085

Total liabilities	23,342	21,258

Stockholders’ equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 8,000,000 shares; 5,345,189 and 5,345,189 issued and 5,256,413 and 5,256,413 outstanding, respectively	53	53
Additional paid-in capital	7,525	7,440
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	25,681	25,664

Total stockholders’ equity	33,157	33,055

Total liabilities and stockholders’ equity	$56,499	$54,313

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenue
Product sales	$8,242	$5,851
Barrier rentals	1,120	1,485
Royalty income	411	427
Shipping and installation revenue	3,069	2,672

Total revenue	12,842	10,435

Cost of goods sold	10,676	8,787

Gross profit	2,166	1,648

Operating expenses
General and administrative expenses	1,350	1,159
Selling expenses	762	662

Total operating expenses	2,112	1,821

Operating income (loss)	54	(173)

Other income (expense)
Interest expense	(64)	(48)
Interest income	6	3
Gain on sale of assets	82	39
Other income	25	20

Total other income (expense)	49	14

Income (loss) before income tax expense (benefit)	103	(159)

Income tax expense (benefit)	23	(40)

Net income (loss)	$80	$(119)

Basic and diluted earnings (loss) per common share	$0.02	$(0.02)

Weighted average number of common shares outstanding:
Basic	5,256	5,230
Diluted	5,290	5,230

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SMITH-MIDLAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$80	$(119)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	594	703
(Gain) loss on sale of property and equipment	(82)	(39)
Provision for bad debts	92	30
Stock compensation	85	126
Deferred taxes	1	5
(Increase) decrease in
Accounts receivable - billed	(1,800)	(2,064)
Accounts receivable - unbilled	(1,544)	(24)
Inventories	(1,173)	(480)
Prepaid expenses and other assets	(70)	90
Refundable income taxes	2	—
Increase (decrease) in
Accounts payable - trade	624	1,454
Accrued expenses and other liabilities	(54)	(365)
Deferred revenue	59	(11)
Accrued compensation	(148)	(129)
Accrued income taxes	22	(43)
Deferred buy-back lease obligation	—	(314)
Customer deposits	1,757	(13)
Net cash provided by (used in) operating activities	(1,555)	(1,193)
Cash flows from investing activities:
Purchases of property and equipment	(1,164)	(196)
Proceeds from the sale of property and equipment	82	39
Net cash provided by (used in) investing activities	(1,082)	(157)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	2,805
Repayments of long-term borrowings	(153)	(129)
Net cash provided by (used in) financing activities	(153)	2,676
Net increase (decrease) in cash	(2,790)	1,326
Cash
Beginning of period	6,726	13,492
End of period	$3,936	$14,818

Supplemental Cash Flow Information:
Cash payments for interest	$64	$48
Cash payments for income taxes	$—	$—

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